                                                                    EXHIBIT 4.6

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
           RIGHTS OF SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                             HEALTH CARE REIT, INC.


                  Health Care REIT, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Second Restated Certificate of Incorporation of the Corporation (the "Charter"), and pursuant to
Section 151 of the GCL, the Board at a meeting duly held, adopted resolutions
(i) authorizing a new series of the Corporation's previously authorized preferred stock, $1.00 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 3,000,000 shares of Series C Cumulative Convertible Preferred Stock of the Corporation, as follows (capitalized terms not otherwise defined shall have the meanings ascribed to them in the Charter or in the By-Laws of the Corporation (the "By-Laws")):

                  RESOLVED, that the Corporation is authorized to issue 3,000,000 shares of Series C Cumulative Convertible Preferred Stock, $1.00 par value per share (the "Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

                  Section 1. PREFERRED SHARES -- DESIGNATION AND AMOUNT. The shares of such class of Preferred Stock shall be designated as "Series C Cumulative Convertible Preferred Stock" and the number of shares constituting the series so designated shall be 3,000,000. The Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) senior to all classes or series of common stock of the Corporation, and to all equity securities ranking junior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (ii) on a parity with the Corporation's Junior Participating Preferred Stock, Series A and 8 [????] /8% Series B Cumulative Redeemable Preferred Stock and all other equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, and (iii) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

                  Section 2. PREFERRED SHARES -- DIVIDEND RIGHTS.

                  (a) GENERAL. Subject to Section 9, and in addition to any other dividends provided for herein, the Corporation shall pay in cash, when, as and if declared by the Board, out of funds legally available therefor as provided by the GCL (the "Legally Available Funds"), dividends at the quarterly rate equal to the Applicable Dividend Rate (as defined below) per issued and outstanding Preferred Share, per calendar quarter. Such dividends shall be cumulative and payable (if declared) quarterly on each January 15, April 15, July 15 and October 15, with respect to the prior quarter, commencing April 15, 1999 (except that if such date is not a Business Day (as defined below), then such dividend will be payable on the next succeeding Business Day) to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared no more than thirty (30) days prior to the date fixed for payment thereof; provided, however, that the Corporation shall have the right to declare and pay dividends at any time. Dividends shall begin to accrue and be cumulative from the date of issuance of such Preferred Share to and including the first to occur of (i) the date on which the Liquidation Value (as defined herein) of such Preferred Share or Put Payment (plus all accrued and unpaid dividends thereon whether or not declared) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Preferred Share by the Corporation, (ii) the last day of the quarter preceding the quarter in which such Preferred Shares are converted into shares of Common Stock hereunder if such date is after the record date for the Adjusted FFO-Derived Dividend (as defined herein) on the Common Stock for the quarter in which such conversion takes place, (iii) the last day of the quarter second preceding the quarter in which such Preferred Shares are converted into shares of Common Stock hereunder if such date is prior to the record date for the Adjusted FFO-Derived Dividend on the Common Stock for the quarter in which such conversion takes place, or (iv) the date on which such share is otherwise acquired and paid for by the Corporation.

                  (b) CUMULATIVE DIVIDENDS. Each of such dividends shall be fully cumulative, to the extent not previously paid. Preferred Shares on which dividends have not been paid in full on the dates set forth above shall accrue dividends at the rate of $.65625 per Preferred Share per quarter. Dividends not paid in full on the dates set forth above shall accrue dividends at the rate of 10.5% per annum. Any dividend payment with respect to the Preferred Shares shall first be credited against any prior accrued and unpaid dividend. No dividends shall be set apart for or paid upon the Common Stock or any other shares of stock ranking junior to the Preferred Shares unless all such cumulative dividends on the Preferred Shares have been paid.

                  c) APPLICABLE DIVIDEND RATE. With respect to any Preferred Share then issued and outstanding, the "Applicable Dividend Rate" per fiscal quarter shall be equal to the greater of (i) the product of the Adjusted FFO-Derived Dividend payable for the applicable quarter per share of Common Stock and the Conversion Ratio (as defined in Section 7(a)) and (ii) $.5625. The Applicable Dividend Rate shall be pro rated for the actual number of days in any partial quarter.

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                  (d) PRO RATA DISTRIBUTION. All dividends paid with respect to
Preferred Shares pursuant to this Section 2 shall be paid pro rata in respect of each Preferred Share entitled thereto. In the event that the Legally Available Funds available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable with respect to Preferred Shares on any date on which the Board has declared the payment of a dividend or otherwise, the amount of any available surplus shall be allocated for the payment of dividends with respect to the Preferred Shares and any other shares of capital stock that are pari passu as to dividends pro rata based upon the amount of accrued and unpaid dividends of such shares of capital stock.

                  (e) BUSINESS DAY. For purposes hereof, the term "Business Day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

                  Section 3. PREFERRED SHARES -- CERTAIN RESTRICTIONS. Unless the dividends (including accrued and unpaid dividends in arrears whether or not declared) described above in Section 2, which pursuant to their terms should have been paid, have been paid in full or declared and set apart for payment, the Corporation shall be prohibited from paying dividends on, making any other distributions on, or redeeming or purchasing or otherwise acquiring for consideration any capital stock of the Corporation (without regard to its rank, either as to dividends or upon liquidation, dissolution or winding-up) other than shares of preferred stock of the Corporation that rank pari passu with the Preferred Shares, all of which payments shall be made pari passu with the Preferred Shares. The Corporation shall not permit any subsidiary or subpartnership of the Corporation to purchase or otherwise acquire for consideration or make any payment with respect to any shares of capital stock of the Corporation if the Corporation is prohibited from purchasing or otherwise acquiring for consideration or making any payment with respect to such shares at such time and in such manner pursuant to the prior sentence; provided, however, that the Corporation shall not be prohibited from making a capital contribution of capital stock of the Corporation to any of its subsidiaries or subpartnerships.

                  Section 4. PREFERRED SHARES -- VOTING RIGHTS.

                  (a) GENERAL. Except as limited by law, the holders of the Preferred Shares shall be entitled to vote or consent on (i) all matters submitted to the holders of Common Stock together with the holders of the Common Stock as a single class and (ii) all matters submitted to holders of the Preferred Shares as a separate class.

                  (b) CALCULATION OF VOTES. For the purposes of calculating the votes cast for a particular matter when voting or consenting on matters submitted to the holders of Common Stock, each Preferred Share will entitle the holder thereof to one vote for each share of Common Stock into which such Preferred Share is convertible as provided in Section 7(b) herein as of the record date for such vote or consent or, if no record date is specified, as of the date of such vote or consent.

                  (c) SECTION 4(C) DIRECTOR. In addition to the other voting rights described herein, the number of directors constituting the Board shall be automatically increased by one (1) member upon the first of the following to occur: (i) the Corporation's failure to pay the Adjusted

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FFO-Derived Dividend on the Common Stock for any quarter in an amount of at least $.55 per share (adjusted to reverse the effect of any event set forth in Section 7 that would require an adjustment to the Conversion Price (as defined below) (the "Dividend Reduction Default")); (ii) the Corporation's failure to pay in full the quarterly dividend payable hereunder (whether or not declared) at any time in respect of the Preferred Shares (the "Dividend Payment Default");
(iii) the Consolidated Financial Ratio of the Corporation (as defined below) as of the last day of three consecutive fiscal quarters of the Corporation shall be less than 1.50 (a "Consolidated Financial Ratio Default"); and (iv) any event has occurred that has caused or, but for notice or passage of time, would cause an event of default (or equivalent event) under any Indebtedness (as defined below) of the Corporation or any of its Subsidiaries (a "Debt Default"). The position on the Board established pursuant to this Section 4(c) shall terminate when (i) Five Arrows Realty Securities II L.L.C., Rothschild Realty Inc. or the one hundred percent (100%) member of Five Arrows Realty Securities II L.L.C., or one of their respective members or partners, ceases to control either at least
(A) 50% of the outstanding Preferred Shares of the Corporation or (B) an amount of voting securities of the Corporation which, if converted into shares of Common Stock, would exceed 10% of the outstanding Common Stock on a fully diluted basis (determined on the basis of then convertible, exercisable or exchangeable securities, warrants or options issued by the Corporation (such amount as set forth in clauses (A) and (B) above, the "Minimum Threshold"), or
(ii) each of the following has occurred and continues to occur: (1) the Dividend Reduction Cure (as defined in Section 4(g)) if there has been a Dividend Reduction Default, (2) there shall have been no Consolidated Financial Ratio Default as of the last day of three consecutive fiscal quarters of the Corporation, (3) no Debt Default shall have been in effect or continuing for three consecutive fiscal quarters of the Corporation and all prior Debt Defaults shall have been duly cured or waived by all requisite parties, and (4) the Corporation has paid in full one quarterly dividend payable hereunder in respect of the Preferred Shares and no dividends are in arrears. Any director elected pursuant to this section shall be deemed to have resigned upon the position created hereby not being available pursuant to the immediately preceding sentence.

                  The term "Adjusted FFO-Derived Dividend" means any cash dividend or distribution paid in any calendar quarter to the extent that the aggregate amount of such cash dividend or distribution does not exceed the sum of (i) Net Cumulative FFO of the Corporation, (ii) Net Cumulative Capital Gains and (iii) Cumulative Pre-payment Fees. The term "Net Cumulative FFO of the Corporation" means the excess of (a) the Corporation's reported Funds From Operations (as defined by the National Association of Real Estate Investment Trusts prior to 1996) ("FFO") calculated on a cumulative basis (reduced by any negative FFO) from the last fiscal quarter of the Corporation in 1998 through the last completed fiscal quarter of the Corporation immediately preceding the dividend or distribution relating to the computation of such term (the "Computation Period") over (b) all cash dividends and distributions declared on shares of Common Stock of the Corporation during the Computation Period other than during the last fiscal quarter of 1998. The term "Net Cumulative Capital Gains" means all capital gains (reduced by any capital losses), in each case as reported by the Corporation in the Corporation's financial statements filed with the Securities and Exchange Commission, to the extent such capital gains and losses are excluded from the computation of FFO, calculated on a cumulative basis during the Computation Period (excluding the last fiscal quarter of 1998). The term "Cumulative Pre-payment Fees" means, to the extent otherwise excluded from the computation of FFO, the aggregate of all fees paid to the Corporation as a consequence of the payment in full of a debt owed to the Corporation when such payment in full is made prior to the maturity date of such debt net of any penalties or premiums charged to the Corporation as a consequence of the payment of debt owed by the Corporation when such payment is made prior to the maturity date thereof, in each case as reported by the Corporation in the Corporation's financial statements filed with the Securities and Exchange Commission, calculated on a cumulative basis during the Computation Period (excluding the last fiscal quarter of 1998).

                  The term "Consolidated Financial Ratio of the Corporation" means the Consolidated EBITDA of the Corporation divided by the Corporation's Consolidated Periodic Cost of Debt.

                  The term "Consolidated EBITDA of the Corporation" means, for any period, with respect to the Corporation on a consolidated basis, determined in accordance with generally accepted accounting principles in the United States ("GAAP"), the sum of net income (or net loss) for such period plus the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, and (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); PROVIDED, HOWEVER, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.

                  The term "Corporation's Consolidated Periodic Cost of Debt" means all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount).

                  The term "Indebtedness" means (without duplication) all obligations, contingent and otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, including without limitation, in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of such liabilities of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase such liabilities, or to assure the owner of any such liabilities against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of any such liabilities held by such owner or otherwise, and (iv) obligations to reimburse the issuer of any letters of credit.

                  (d) SECTION 4(d) DIRECTORS. In addition to the other voting rights described herein, at any time after the Minimum Threshold ceases to be satisfied and a Dividend Payment Default occurs for three consecutive fiscal quarters, the number of directors constituting the Board shall be automatically increased by two (2) members. The positions on the Board created pursuant to this Section 4(d) shall continue to be available until the earlier to occur of such time as (i) there are no Preferred Shares of the Corporation outstanding and (ii) the Dividend Payment Cure (as defined herein). Any director elected pursuant to this section shall be deemed to have resigned upon the position created hereby not being available.

                  (e) ELECTION OF PREFERRED DIRECTORS. The holders of the Preferred Shares shall have the special right, voting separately as a single class, to elect as soon as practical, a director to fill each vacancy created pursuant to Section 4(c) or 4(d) and to elect their respective successors at each succeeding annual meeting of the Corporation thereafter at which such successor is to be elected. The director so elected from time to time in respect of Section 4(c) shall be referred to herein as the "Section 4(c) Director." The directors so elected from time to time in respect of Section 4(d) shall be referred to herein as the "Section 4(d) Directors." As used herein, the term "Preferred Director" shall refer to the Section 4(c) Director or a Section 4(d) Director, as appropriate, and the term "Preferred Directors" shall refer to all such directors. At no time shall there be more than two Preferred Directors on the Board.

                  (f) CLASSIFICATION OF BOARD. Each vacancy created upon the Board from time to time pursuant to Section 4(c) or Section 4(d), as the case may be, shall be apportioned among the classes of directors, if any, so that the number of directors in each of the classes of directors is as nearly equal in number as possible. The Preferred Directors shall be classified accordingly.

                  (g) CURES.

                      (i) Upon the occurrence of a Dividend Reduction Default, the same shall be deemed to continue to exist until such time as (the "Dividend Reduction Cure") (x) the Adjusted FFO-Derived Dividend paid in the immediately preceding quarter on the Common Stock shall be at least $.55 per share (adjusted to reverse the effect of any event set forth in Section 7 that would require an adjustment to the Conversion Price) and (y) all dividends, and all other accrued and unpaid dividends whether or not declared, on the Preferred Shares have been paid or made available for payment.

                      (ii) Upon the occurrence of the Dividend Payment Default, the same shall be deemed to continue and exist until (the "Dividend Payment Cure") such time as the earlier to occur of (x) none of the Preferred Shares shall remain outstanding or (y) all dividends, including accrued and unpaid dividends on the Preferred Shares whether or not declared, have been paid or made available for payment.

                  (h) BOARD COMMITTEES. The 4(c) Director shall be designated as a member of every committee of the Board.

                  (i) VOTING PROCEDURES. At each meeting of the stockholders of the Corporation at which the holders of the Preferred Shares shall have the right to vote as a single class, as provided in this Section 4, the presence in person or by proxy of the holders of record of a majority of the total number of Preferred Shares then outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such stockholders as a class. At any such meeting or adjournment thereof the absence of a quorum of holders of Preferred Shares shall not prevent the election of directors other than the Preferred Directors, and the absence of a quorum of the holders of any other class or series of stock for the election of such other directors shall not prevent the election of any Preferred Directors by the holders of the Preferred Shares.

                  (j) VACANCY. In case any vacancy shall occur among the directors elected by the holders of the Preferred Shares, such vacancy shall be filled by the vote of holders of the

Preferred Shares, voting as a single class, at a special meeting of such stockholders called for that purpose.

                  (k) WRITTEN CONSENT. Notwithstanding the foregoing, any action required or permitted to be taken by holders of Preferred Shares at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a unanimous consent, in writing, setting forth the action so taken, shall be signed by each of the holders of Preferred Shares and shall be executed and delivered to the Secretary of the Corporation for placement among the minutes of proceedings of the stockholders of the Corporation.

                  (l) APPROVAL BY THE CORPORATION. The Corporation acting through a majority of its Directors shall have the right to approve the nomination of any Section 4(c) Director, such approval not to be unreasonably withheld.

                  (m) RESTRICTIONS. So long as Preferred Shares of the Corporation are outstanding, without the consent of the holders of at least the majority of the Preferred Shares at the time outstanding, given in person or by proxy, at a meeting called for that purpose at which the holders of the Preferred Shares shall vote separately as a class, or by the unanimous consent in writing of all of the holders of the Preferred Shares (in addition to any other vote or consent of stockholders required by law or by the Charter), the Corporation may not (i) effect or validate the amendment, alteration or repeal of any provision of this Certificate of Designation, (ii) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Corporation which would adversely affect the rights of the holders of the Preferred Shares as such, (iii) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Corporation which would increase in any respect the restrictions or limitations on ownership applicable to the Preferred Shares pursuant thereto, (iv) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Corporation or By-Laws of the Corporation so as to limit the right to indemnification provided to any present or future member or members of the Board elected by the holders of the Preferred Shares, (v) other than the 3,000,000 Preferred Shares authorized herein, issue shares of preferred stock (or a series of preferred stock) that would vote as a class with the Preferred Shares with respect to the election of any Preferred Director or shares of stock ranking senior to the Preferred Shares (as to dividends or upon liquidation, dissolution or winding up), or (vi) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Corporation or By-Laws of the Corporation so as to increase the number of members of the Board beyond 15 members (not including any Preferred Directors). Nothing in this Section 4(m) shall prevent the Corporation from issuing any shares of stock of the Corporation which rank junior (as to dividends and upon liquidation, dissolution or winding up) to the Preferred Shares upon such terms as the Board shall authorize from time to time.

                  (n) REPORTS. The Corporation shall mail to each holder of record of Preferred Shares, at such holder's address in the records of the Corporation, within 45 days after the end of the first three fiscal quarters of each fiscal year and within 90 days after the end of each fiscal year, its financial reports for such fiscal period in such form and containing such independent accountants report as set forth under the rules of the Securities and Exchange Commission irrespective of whether the Corporation is then required to file reports under such rules.

                  Section 5. PREFERRED SHARE -- REDEMPTION RIGHTS.

                  (a) GENERAL. The Corporation may, at its option, to the extent it shall have Legally Available Funds therefor, redeem all (but not less than all) of the outstanding Preferred Shares, at any time on or after the date which is the fifth anniversary of the original date of issuance of Preferred Shares.

                  (b) NOTICE. The option of the Corporation to redeem the Preferred Shares pursuant to this Section 5 shall be exercised by mailing of a written notice of election (a "Redemption Notice") by the Corporation to the holders of the Preferred Shares at such holder's address appearing on the records of the Corporation, which notice shall be mailed at least 30 days prior to the date specified therein for the redemption of the Preferred Shares. Any such notice under this Section 5(b) shall state, at a minimum, the amount of Preferred Shares to be redeemed, the date on which such redemption shall occur and the last date on which such holder can exercise the conversion rights provided for in Section 7 herein (the "Final Conversion Date"). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been given on the date mailed whether or not the holder receives such notice.

                  (c) CONVERSION. During the period beginning on the date on which the Corporation mailed to each holder of the Preferred Shares a written notice of election pursuant to paragraph (b) above and ending at 5:00 p.m. (New York time) on the thirtieth day following the date of such mailing, each holder of the Preferred Shares may exercise its rights pursuant to Section 7 herein.

                  (d) REDEMPTION PRICE. Upon the thirtieth day following the mailing to the holder of the Preferred Shares of a written notice of election pursuant to paragraph (b) above, the Corporation shall be required, unless such holder of Preferred Shares has exercised its rights pursuant to paragraph (c) above, to purchase from such holder of Preferred Shares (upon surrender by such holder at the Corporation's principal office of the certificate(s) representing such Share(s)), such Preferred Shares specified in the Redemption Notice, at a price equal to the product of (i) $25.00 per share plus accrued and unpaid dividends (whether or not declared and accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) plus a premium equal to the following percentage of $25.00:


Redemption Occurs
On or After                    But Prior to                   % Premium
-----------                    ------------                   ---------
January 1, 2004                January 1, 2005                      5.0
January 1, 2005                January 1, 2006                      4.0
January 1, 2006                January 1, 2007                      3.0
January 1, 2007                January 1, 2008                      2.0
January 1, 2008                January 1, 2009                      1.0
January 1, 2009                                                     0.0

and (ii) the number of Preferred Shares to be redeemed as provided in the Redemption Notice (the "Redemption Price").

                  (e) DIVIDENDS. No Preferred Share is entitled to any dividends accruing thereon after the date on which the payments provided by and in accordance with Section 5(d) are paid or made available for payment to the holder thereof. On such date all rights of the holder of such Preferred Share shall cease, and such Preferred Share shall not be deemed to be outstanding.

                  Section 6. PREFERRED SHARES -- LIQUIDATION RIGHTS.

                  (a) LIQUIDATION PAYMENT. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, then out of the assets of the Corporation before any distribution or payment to the holders of shares of capital stock of the Corporation ranking junior to the Preferred Shares (as to dividends or upon liquidation, dissolution or winding up), and on a pari passu basis with the holders of shares of preferred stock of the Corporation that rank pari passu with the Preferred Shares, the holders of the Preferred Shares shall be entitled to be paid $25.00 per share (the "Liquidation Value") plus accrued and unpaid dividends whether or not declared, if any (or a pro rata portion thereof with respect to fractional shares), to the date (i) of the final distribution or (ii) that the distribution is made available; PROVIDED, HOWEVER, that if such liquidation, dissolution or winding up of the Corporation occurs in connection with or subsequent to a Change of Control (as defined in Section 8(e)), then the holders of the Preferred Shares shall be entitled to be paid the Put Payment (as defined herein). Except as provided in this Section 6, the holders of the Preferred Shares shall be entitled to no other or further distribution in connection with such liquidation, dissolution or winding up.

                  (b) PRO RATA DISTRIBUTION. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Preferred Shares shall be insufficient to permit payment in full to such holders the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Preferred Shares shall be distributed among and paid to the holders of Preferred Shares ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full; PROVIDED that all such distributions and payments to the holders of Preferred Shares shall be made on a pari passu basis with the holders of shares of preferred stock of the Corporation that rank pari passu with the Preferred Shares.

                  Section 7. PREFERRED SHARES -- CONVERSION.

                  (a) CONVERSION RIGHTS. Subject to and upon compliance with the provisions of this Section 7, a holder of Preferred Shares shall have the right, at such holder's option, at any time to convert all or a portion of such shares into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying the number of Preferred Shares being converted by the Conversion Ratio (as defined below and as in effect at the time and on the date provided for in this Section 7) by surrendering such Preferred Shares to be converted. Such surrender shall be made in the manner provided in paragraph (b) of this
Section 7; PROVIDED, HOWEVER, that the right to convert any Preferred Shares called for redemption pursuant to Section 5 shall terminate at the close of business on the Final Conversion Date, unless the Corporation shall default in making payment of any cash payable upon such redemption under Section 5 hereof. The "Conversion Ratio" with respect to any Preferred Shares will initially be equal to 0.97561, subject to adjustment as described below, and the "Conversion Price" with respect to any Preferred Shares will initially be equal to $25.625 per share of Common Stock, subject to adjustment as described below. Any adjustment to the "Conversion Ratio" or to the "Conversion Price" shall automatically adjust the other on an equivalent basis so that the product of the two will remain at $25.00. For example, if the "Conversion Ratio" were to be increased to 1.0, the "Conversion Price" would be reduced to $25.00, and if the "Conversion Ratio" were to be reduced to 0.9, the "Conversion Price" would be increased to $27.778.

                  (b) MANNER OF CONVERSION.

                      (i) In order to exercise the conversion right, the holder of each Preferred Share to be converted shall surrender to the Corporation the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, accompanied by written notice to the Corporation that the holder thereof elects to convert such Preferred Shares. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Preferred Shares are registered, each Preferred Share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

                      (ii) As promptly as practicable after the surrender of certificates of Preferred Shares as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Preferred Shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

                           (iii) Each conversion shall be deemed to have been
effected immediately prior to the close of business on the date on which certificates for Preferred Shares have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Ratio in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such conversion shall have been deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

                  (c) FRACTIONAL SHARES. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Preferred Shares. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Preferred Shares, the Corporation shall pay to the holder of such Preferred Shares an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one Preferred Share shall be surrendered for conversion at one time a holder of Preferred Shares, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred Shares so surrendered.

                  (d) ADJUSTMENT OF CONVERSION RATIO. The Conversion Ratio shall be adjusted from time to time as follows:

                      (i) PAYMENT OF DIVIDENDS; SUBDIVISIONS, COMBINATIONS, RECLASSIFICATIONS. If the Corporation shall, while any Preferred Shares are outstanding, (A) pay a dividend or make a distribution with respect to its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Ratio in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                      (ii) RIGHTS, OPTIONS AND WARRANTS. If the Corporation shall, while any Preferred Shares are outstanding, issue rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by dividing (I) the Conversion Ratio in effect immediately prior to the opening of business on the day next following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Current Market Price, and the denominator of which shall be the sum of (A) the number of Shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Conversion Ratio shall immediately be readjusted to what it would have been if the rights, options or warrants referenced in the preceding calculation had been limited to the rights, options or warrants that were ultimately exercised.

                      (iii) ISSUANCE OF SECURITIES. If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets other than cash or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each such case each holder of Preferred Shares shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of such Securities that it would have owned or been entitled to receive had such Preferred Shares been converted immediately prior to such distribution or related record date, as the case may be.

                      (iv) CONVERTIBLE OR EXCHANGEABLE SECURITIES. If the Corporation, before July 15, 2000, shall issue any securities which are convertible into or exchangeable for Common Stock at a conversion price (or comparable term) that is less than the then Conversion Price, the Conversion Price of the Preferred Shares shall be automatically decreased to be identical to such conversion price (or shall be automatically decreased to be equivalent, with respect to converting securities into Common Stock, to such comparable term). In no event shall the Conversion Price be increased pursuant to this
Section 7(d)(iv).

                      (v) DISTRIBUTION OF CASH. In case the Corporation shall pay or make a dividend or other distribution on its Common Stock in cash exclusively (excluding Adjusted FFO-Derived Dividends), each holder of Preferred Shares shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of any such distribution that it would have owned or been entitled to receive had such Preferred Shares been converted immediately prior to such distribution or related record date, as the case may be.

                      (vi) MINIMUM ADJUSTMENT. No adjustment in the Conversion Ratio shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% thereof; PROVIDED, HOWEVER, that any adjustments that by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Ratio or any distribution as provided in this Section 7 for (x) the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of

Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan, (y) the issuance of contingent rights issued pursuant to a stockholders' rights plan adopted by the Corporation pursuant to which the acquisition by any third party of a specified percentage of Common Stock triggers the exercisability of such rights to purchase Common Stock, for so long as no event has occurred triggering such rights to exercise, and (z) the issuance of Common Stock or options to purchase Common Stock pursuant to an employee benefit plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Ratio, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

                  (e) ADJUSTMENT OF CONVERSION RATIO UPON CERTAIN TRANSACTIONS. If the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all shares of Common Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which subparagraph (d)(i) of this
Section 7 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Preferred Share that is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person or (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then for the purpose of this paragraph (e) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Preferred Shares that will contain provisions enabling the holders of the Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Ratio in effect immediately prior to such Transaction.

                  (f) NOTICE OF CERTAIN EVENTS. If:

                      (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than an Adjusted FFO-Derived Dividend); or

                      (ii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                      (iii) there shall be any reclassification of the Common Stock (other than any event to which subparagraph (d)(i) of this Section 7 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or self tender offer by the Corporation for all or substantially all of its outstanding shares of Common Stock or the sale or transfer of all or substantially all of the assets of the Corporation as an entity; or

                      (iv) there shall occur the involuntary or voluntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be mailed to the holders of Preferred Shares, at the address as shown on the stock records of the Corporation, as promptly as possible, but at least 15 Business Days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

                  (g) NOTICE OF ADJUSTMENT OF CONVERSION RATIO. Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Ratio to the holders of the Preferred Shares at such holders' last address as shown on the stock records of the Corporation.

                  (h) TIMING OF ADJUSTMENT. In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of Preferred Shares converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

                  (i) NO DUPLICATION OF ADJUSTMENTS. There shall be no adjustment of the Conversion Ratio in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Ratio pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value. Notwithstanding the foregoing, the provisions of this Section 7 shall similarly apply to successive transactions giving rise to any such adjustment.

                  (j) OTHER ADJUSTMENTS TO CONVERSION RATIO. If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, that would materially adversely affect the conversion rights of the holders of the Preferred Shares or the value of such conversion rights, the Conversion Ratio for the Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

                  (k) RESERVATION, VALIDITY, LISTING AND SECURITIES LAW COMPLIANCE WITH RESPECT TO SHARES OF COMMON STOCK.

                      (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Preferred Shares, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Preferred Shares not theretofore converted. Before taking any action which would cause an adjustment in the Conversion Ratio such that Common Stock issuable upon the conversion of Preferred Shares would be issued below par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be reasonably necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of Common Stock at such adjusted Conversion Ratio.

                      (ii) The Corporation covenants that any shares of Common Stock issued upon the conversion of the Preferred Shares shall be validly issued, fully paid and non-assessable.

                      (iii) The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of the Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

                      (iv) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Shares, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                  (l) TRANSFER TAXES. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Preferred Shares pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  (m) CERTAIN DEFINED TERMS. The following definitions shall apply to terms used in this Section 7:

                  (i) CURRENT MARKET PRICE. For the purpose of any computation under this Section 7, the Current Market Price per share of Common Stock on any date in question shall be deemed to be the average of the daily closing prices for the twenty consecutive Trading Days preceding such date in question; PROVIDED, HOWEVER, that if an event occurs that would require an adjustment pursuant to paragraph (f) through (j), inclusive, the Board may make such adjustments to the closing prices during such twenty Trading Day period as it deems appropriate to effectuate the intent of the adjustments in this Section 7, in which case any such determination by the Board shall be set forth in a resolution of the Board and shall be conclusive.

                  (ii) "Trading Day" shall mean a day on which the Common Stock is traded on the New York Stock Exchange, or other national exchange or quotation system used to determine the Closing Price.

                  Section 8. PREFERRED SHARES -- CHANGE OF CONTROL AND
PUT OPTION.

                  (a) Subject to the last sentence of this Section 8(a), if a Change of Control or Put Event (as defined in paragraph (f) of this Section 8) occurs, in either case as a result of the voluntary (and not legally compelled) act, omission or participation of the Corporation, which act, omission or participation the Corporation had the discretion under existing laws and regulations to refrain from, then each holder of Preferred Shares will have the right to require that the Corporation, to the extent it shall have Legally Available Funds therefor, redeem such holder's Preferred Shares at a redemption price payable in cash in an amount equal to 102% of the Liquidation Value thereof, plus accrued and unpaid dividends whether or not declared, if any (the "Put Payment"), to the date of purchase or the date payment is made available (the "Put Date") pursuant to the offer described in paragraph (b) below (the "Put Offer"). If a Change of Control or Put Event occurs that is not the result of such voluntary act, omission or participation of the Corporation, the Corporation may elect not to make the foregoing Put Payment by not commencing the Put Offer on the Put Date, in which event the Conversion Ratio shall be revised to the greater of (i) 120% of the then current Conversion Ratio so that each Preferred Share will be convertible into 120% of the number of shares of Common Stock into which it would otherwise have been convertible and (ii) a fraction the denominator of which is 83.33% of the Current Market Price and the numerator of which is $25.00. Notwithstanding the foregoing, if the Securities and Exchange Commission or its staff, by written communication to the Corporation indicates that, or by rule, release or other written directive which would have the effect that, the application of the provisions of the first sentence of this Section 8(a) would preclude the Corporation from treating the Preferred Shares as equity on its financial statements, then the Corporation shall have the right, in lieu of application of the first sentence of this Section 8(a), to apply the Conversion Ratio revision alternative set forth in the second sentence of this
Section 8(a).

                  (b) Within 15 days following the Corporation becoming aware that an event has occurred that has resulted in any Change of Control or Put Event, in either case as a result of the voluntary (and not legally compelled) act, omission or participation of the Corporation, which act, omission or participation the Corporation had the discretion under existing laws and regulations to refrain from, the Corporation shall mail a notice to each holder of Preferred Shares, at such holder's address appearing in the records of the Corporation, stating (i) that a Change of Control or Put Event, as applicable, has occurred and that such holder has the right to require the Corporation to redeem such holder's Preferred Shares in cash, (ii) the date of redemption (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of applicable law including the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in no event shall such date be earlier than 20 business days after the notice was mailed pursuant to the second sentence of Section 5(b) herein,), (iii) the redemption price for the redemption, and (iv) the instructions determined by the Corporation, consistent with this paragraph, that a holder must follow in order to have its Preferred Shares redeemed.

                  (c) On the Put Date, the Corporation will, to the extent lawful, accept for payment Preferred Shares or portions thereof tendered pursuant to the Put Offer and pay an amount equal to the Put Payment in respect of all Preferred Shares or portions thereof so tendered. The Corporation shall promptly mail to each holder of Preferred Shares to be redeemed the Put Payment for such Preferred Shares.

                  (d) Notwithstanding anything else herein, to the extent they are applicable to any Change of Control, the Corporation will comply with
Section 14 of the Exchange Act and the provisions of Regulation 14D and 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

                  (e) "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or, in a transaction to which the Corporation is a party thereto or otherwise is a participant, only after passage of time) of more than 33% of the aggregate outstanding voting power of capital stock of the Corporation (other than when such an acquisition is made by Five Arrows Realty Securities II L.L.C., Rothschild Realty Inc. or the one hundred percent (100%) member of Five Arrows Realty Securities II L.L.C., or one of their respective members or partners, or any other holder of a majority of the Preferred Shares); (ii) other than with respect to the election, resignation or replacement of the Preferred Directors, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of at least 66 2/3% of the directors of the Corporation (excluding Preferred Directors) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; and (iii) (A) the Corporation consolidates with or merges into another entity (the "Merger Entity) or conveys, transfers or leases all or substantially all of its respective assets (including, but not limited to, real property investments) to any individual or entity (the "Acquiring Entity", and, together with the Merger Entity, the "Successor Entity"), or (B) any corporation consolidates with or merges into the Corporation, which in either event (A) or
(B) is pursuant to a transaction in which the outstanding voting capital stock of the Corporation is reclassified or changed into or exchanged for cash, securities or other property (unless the holders of the voting capital stock of the Corporation immediately prior to such transaction hold immediately after such transaction more than 50% of the outstanding voting capital stock of the Successor Entity).

                  (f) "Put Event" means each occurrence of any of (i) the Corporation fails to qualify as a real estate investment trust as described in
Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), other than as a result of any action, or unreasonable failure to act, by any holder of Preferred Shares; (ii) the Corporation becomes a "closely-held" REIT as defined in Section 856(h) of the Code, other than as a result of any action, or unreasonable failure to act, by any holder of Preferred Shares; (iii) the Corporation becomes a "Pension-held REIT" as defined in Section 856(h)(3)(D) of the Code, other than as a result of any action, or unreasonable failure to act, by any holder of Preferred Shares; or (iv) the Corporation ceases to be engaged primarily in the business of investing in health care facilities (primarily nursing homes), assisted living facilities and retirement centers, as well as specialty care facilities, directly, or through subsidiaries, as carried on as of the date hereof and described in the Corporation's Annual Report on Form 10-K, as amended, as filed with the Securities and Exchange Commission for the year ended December 31, 1997.

                  Section 9. PREFERRED SHARES -- RESTRICTIONS ON OWNERSHIP TRANSFER TO PRESERVE TAX BENEFIT.

                  (a) The Preferred Shares shall be governed by the restrictions on ownership and transfer set forth in Article VI of the By-Laws.

                  (b) So long as Preferred Shares are outstanding, without the consent of the holders of at least a majority of the Preferred Shares at the time outstanding, given in person or by proxy, at a meeting called for that purpose at which the holders of the Preferred Shares shall vote separately as a class, or by unanimous written consent in writing of all holders of the Preferred Shares, the Corporation will not effect or validate any amendment, alteration or repeal of any Section of the Charter or the By-Laws, so as to increase in any respect the restrictions or limitations on ownership applicable to the Preferred Shares pursuant thereto.

                  Section 10. PREFERRED SHARES -- CONVERSION AND EXCESS SECURITIES. Preferred Shares converted into Excess Securities pursuant to
Section 2 of Article VI of the By-Laws shall be governed by Article VI of the By-Laws.

                  Section 11. MISCELLANEOUS.

                  (a) EXCHANGE OR MARKET TRANSACTIONS. Nothing in Section 9,
Section 10 or this Section 11 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. However, as set forth in Section 9, Section 10 or this Section 11, certain transactions may be settled by providing shares of Excess Securities.

                  (b) SEVERABILITY. If any provision of Section 9, Section 10 or this Section 11 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

                  (c) MAILINGS. All mailings shall be made by overnight United States mail or by another overnight courier service.

                  (d) REACQUIRED SHARES. Any Preferred Shares purchased or otherwise acquired by the Corporation in any matter whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be classified again and reissued as part of a new series or class of Preferred Stock to be created by the Board pursuant to its power contained in the Charter, subject to conditions and restrictions on issuance set forth herein.

                  IN WITNESS WHEREOF, HEALTH CARE REIT, INC. has caused its corporate seal to be hereunto affixed and this Certificate of Designation to be signed by its Chairman of the Board, CEO and President, George L. Chapman, and attested by its Secretary, Erin C. Ibele, this 21st day of January, 1999.


                                   HEALTH CARE REIT, INC.



                                   By:  /s/ George L. Chapman
                                       ------------------------------
                                       Name:  George L. Chapman
                                       Title: Chairman of the Board, CEO
                                              and President


                  THE UNDERSIGNED, Secretary of Health Care REIT, Inc., hereby acknowledges, in the name and on behalf of said corporation, the foregoing Certificate of Designation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof or otherwise required to be verified under oath are true in all material respects, under the penalties of perjury.



By:    /s/ Erin C. Ibele
       --------------------------
       Name:    Erin C. Ibele
       Title:   Secretary


Corporate Seal